April 16, 1997



Mr. Geoffrey P. Jurick
c/o Emerson Radio (Hong Kong) Ltd.
705 - 711, Tower 2
The Gateway
25-27 Canton Road
Kowloon, Hong Kong

     Re:  Extension of Employment Agreements

Dear Mr. Jurick:

     This letter will serve as confirmation of our agreement to extend the terms
of those  certain  Employment  Agreements,  each  dated  July  7,  1992   (the
"Agreements"), by and between you and each of Emerson Radio (B.V.I.), Ltd., Emerson Radio (Hong Kong), Ltd., and Emerson Radio Corp. Under Section 1 of each of the Agreements, the "Term" as defined therein is to continue until July 7, 1997. By each of our respective signatures below, you and each of the above-referenced entities agree to extend the Term of each such Agreement until March 31, 2000. The parties also expressly acknowledge and agree that, except as expressly stated therein, no other agreement nor any breach or default under any other agreement shall have any effect on the rights and obligations of the parties hereto or under any of the Agreements, including, without limitation, under any employment or other agreement between Sport Supply Group, Inc., or any of its subsidiaries, and you. Except as specifically amended hereby, each of such Employment Agreements shall not be deemed to be further amended or modified, and shall remain in full force and effect.

      Please indicate your agreement to the terms of this letter in the space provided below.

                                   Very truly yours,

                                   EMERSON RADIO (B.V.I.), LTD.


                                   By:/s/ Eugene I. Davis
                                      Name: Eugene I. Davis
                                      Title: Director


                                   EMERSON RADIO (HONG KONG), LTD.


                                   By: /s/ Eugene I. Davis
                                      Name: Eugene I. Davis
                                      Title: Director

                                   EMERSON RADIO CORP.


                                   By: /s/ Eugene I. Davis
                                      Name: Eugene I. Davis
                                      Title: Vice-Chairman

ACKNOWLEDGED, UNDERSTOOD, AND
AGREED TO AS OF THE 16TH
DAY OF APRIL, 1997


/s/ Geoffrey P. Jurick
GEOFFREY P. JURICK